AMENDMENT NO. 11 TO GUARANTEE AGREEMENT

     AMENDMENT NO. 11 (the "Amendment") dated as of October 31, 1997 to that certain Guarantee Agreement dated as of July 12, 1988 as amended by Amendment and Waiver dated as of April 12, 1990, Amendment No. 2 dated as of October 9, 1990, Amendment No. 3 dated as of April 8, 1991, Amendment No. 4 dated March 26, 1992, Amendment No. 5 dated June 9, 1992, Amendment No. 6 dated July 30, 1993, Amendment No. 7 dated March 3, 1994, effective as of December 31, 1993, Waiver and Amendment No. 8 to Guarantee Agreement dated February 10, 1995, Amendment No. 9 to Guarantee Agreement dated as of June 30, 1995, Amendment No. 10 to Guarantee Agreement dated as of June 30, 1996 and Letter Agreement dated May 12, 1997 (as so amended, the "Existing Guarantee") made by EDO CORPORATION, a New York corporation (the "Guarantor") in favor of FLEET BANK, N.A.
(formerly NatWest Bank N.A. and hereinafter referred to as the "Bank") (as successor in interest to Manufacturers Hanover Trust Company ("Manufacturers").

                             W I T N E S S E T H:

     WHEREAS, the Guarantor and Manufacturers were parties to the Existing Guarantee;

     WHEREAS, the Bank succeeded to all of Manufacturers' right, title and interest under the Guarantee Agreement pursuant to that certain Assignment and Assumption Agreement dated as of June 8, 1990 between Manufacturers and the Bank;

     WHEREAS, the Guarantor has requested that the Bank amend certain provisions of the Existing Guarantee;

     WHEREAS, the Bank has agreed to such request subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.     The Existing Guarantee is hereby amended as follows:

     (a)     The definition of "Consolidated Total Liabilities" appearing in
Schedule I is deleted in its entirety and the following is substituted therefor:

          "'Consolidated Total Liabilities': at a particular date, all items which would, in conformity with GAAP, be classified as liabilities on a consolidated balance sheet of the Guarantor and its Subsidiaries as at such date, but in any event including (a) indebtedness arising as a result of drawing(s) or the creation of acceptance(s) under letter(s) of credit issued by the Bank for the account of the Guarantor or any Subsidiary (except that portion, if any, of such liabilities which are fully cash collateralized), (b) all liabilities secured by any Lien on any property owned by the Guarantor or any Subsidiary even though such Person has not assumed or otherwise become liable for the payment thereof, and (c) any liability of the Guarantor or any Subsidiary or a Commonly Controlled Entity to a Multiemployer Plan."

     (b) The following new definitions are added in the appropriate alphabetical order in Schedule I:

          "'EBITDA': for any period, with respect to the Guarantor, on a consolidated basis, determined in accordance with GAAP, the sum of net income (or net loss) for such period plus, the sum of all amounts treated as expenses for: (a) interest, (b) depreciation, (c) amortization, and (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or net loss); provided, however, that net income (or net loss) shall be computed without giving effect to extraordinary losses or gains."

          "'Fixed Charge Ratio': as at the last day of any fiscal quarter, with respect to the immediately preceding four (4) fiscal quarters of the Guarantor ending on such date, the ratio of (x) EBITDA, to (y) the sum of Consolidated Interest Expense, cash dividends, capital expenditures, income taxes and scheduled payments in respect of Subordinated Debt."

     (c)     A new subsection 10(b)(xvii) is added reading as follows:

          "(xvii) Fixed Charge Ratio. Permit, as of the last day of each fiscal quarter of the Guarantor, the Fixed Charge Ratio to be less than 1.4 to 1.0."

     2. Defined terms used in this Amendment No. 11 not otherwise defined herein shall have the meanings set forth in the Existing Guarantee unless the context otherwise requires. Except as expressly amended hereby, all of the terms and conditions of the Existing Guarantee shall remain in full force and effect.

     3. This Amendment No. 11 shall be governed by and construed in accordance with the laws of the State of New York and may be executed in any number of counterparts, all of which taken together, shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have set their signatures as of the date first above written.

                                               EDO CORPORATION

                                               By__________________________
                                                                   Title

                                               FLEET BANK, N.A.

                                               By__________________________
                                                                   Title